Execution Version

SEPARATION AND RELEASE AGREEMENT

THIS SEPARATION AND RELEASE AGREEMENT (the “Agreement”) is effective as of November 9, 2015 (the “Effective Date”), by and between Spark Energy, Inc., a Delaware corporation (the “Company”) and Allison Wall, the undersigned individual (“Executive”) (together, the “Parties”).

RECITALS

WHEREAS, Executive is employed by the Company pursuant to the terms of the Employment Agreement between the Company and Executive, dated April 15, 2015 (the “Employment Agreement”); and

WHEREAS, the Parties mutually desire to arrange for Executive’s resignation and separation from employment and to provide or cause to be provided those certain additional payments and benefits from the Company or its subsidiaries as of the Effective Date or other such dates, pursuant to the terms and conditions herein set forth herein and mutually desire to resolve, fully and finally, all outstanding matters between them; and

WHEREAS, Executive acknowledges that this Agreement provides for consideration to which Executive would not otherwise be entitled in the event of a termination of employment from the Company and its subsidiaries; and

WHEREAS, Executive acknowledges that certain of the Company’s obligations under this Agreement are conditioned upon Executive’s timely execution, without revocation, of a waiver and release of claims against the Company, its subsidiaries and its affiliates; and

WHEREAS, the Company and Executive acknowledge that the Executive is a participant in the Company’s Long-Term Incentive Plan, Effective Date July 28, 2014 (the “Long-Term Incentive Plan”); and

WHEREAS, the Company and the Executive agree that this Agreement shall control all payments and obligations otherwise due under the Long-Term Incentive Plan and shall supersede any interests the Executive may have under the Long-Term Incentive Plan; and

WHEREAS, in consideration of the mutual promises contained herein, the Company is willing to enter into this Agreement upon the terms and conditions herein set forth.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual covenants and agreements hereinafter set forth, the Company and Executive agree to the following terms and conditions:

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AGREEMENT

1.    Resignation and Termination of Employment. Executive’s employment with the Company and any subsidiaries and affiliated entities terminates, and Executive hereby resigns from all officer (or equivalent) positions with the Company and any subsidiaries and affiliated entities and as a member of any Board of Directors (the “Board”) of any subsidiary or affiliated entity of the Company, in each case effective as of the Effective Date (the “Separation Date”). As of the Separation Date, Executive shall no longer be an officer of the Company or an officer or member of any Board of any subsidiary or affiliated entity of the Company. Executive agrees to take any and all further acts reasonably requested by the Company which are necessary to evidence and effect such resignations.

2.    Release. Certain terms of this Agreement are contingent on Executive’s timely execution of a full and complete release of claims against the Company, its affiliates, officers and directors (“Release”) attached as Exhibit A hereto, which executed Release must be delivered to the Company on or before the twenty-first (21st) day after the Separation Date (provided such Release is not thereafter revoked, a “Final Release”). In the absence of a timely executed Release, or in the case Executive revokes such Release prior to the date the Release becomes irrevocable pursuant to its terms, this Agreement shall have no further force or effect; provided, however, that any failure to timely execute the Release or revocation of the Release shall have no impact on the resignations referred to in Section 1 herein.

3.    Payments. Executive shall be entitled to receive the payments and benefits provided below:

(a)    Accrued Obligations. Executive shall be entitled to receive all accrued but unpaid salary through the Separation Date, which shall be paid to the Executive in accordance with the Company’s or its subsidiaries’ normal payroll practices, but not later than thirty (30) days after the Separation Date. Executive shall also be entitled to receive all accrued but unused vacation through the Separation Date, which shall be paid in one lump sum to the Executive in accordance with the Company’s or its subsidiaries’ normal payroll practices, but not later than thirty (30) days after the Separation Date.

(b)    Salary Continuation. The Company shall cause the Executive to be paid salary continuation payments during the period beginning on the Separation Date and ending on the date that is three (3) weeks after the Separation Date, at her rate of annual base salary as of the Separation Date, payable in accordance with the Company’s or its subsidiaries’ normal payroll practices, but such amount shall be paid no less frequently than one installment every thirty (30) days.

(c)    Welfare Benefit Reimbursement. For the period beginning on the Separation Date and ending on December 31, 2015, commencing with the first calendar month following the Separation Date, Executive will continue to be eligible to participate in the Company’s or its subsidiaries’ medical, dental and vision plans, group life insurance plan, group AD & D plan, group disability insurance plan, including Tele-Doc coverage. The continuation of medical plan benefits under this section shall: (i) reduce and count against Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (ii) cease when the Executive becomes eligible for such coverage under a plan maintained by another employer, and (iii) cease, without affecting the Executive’s rights under COBRA, on the date that

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is thirty (30) days after the Separation Date if the Executive has failed to deliver a Final Release to the Company.

(d)    Severance. Subject to Executive’s delivery of a Final Release and continued compliance with the provisions of Section 4 hereof, Executive shall receive cash severance in the form of salary continuation payments at the rate of the Executive’s base salary as of the Separation Date during the period beginning on the Separation Date and ending on December 31, 2015, which shall be payable in accordance with the Company’s or its subsidiaries’ normal payroll practices, but such amount shall be paid no less frequently than one installment every thirty (30) days. Payments pursuant to this Section 3(d) shall be offset by payments made to the Executive pursuant to Section 3(b). Executive will remain on the Company’s payroll records through December 31, 2015.

(e)    Restricted Stock Accelerated Vesting. Pursuant to the Long-Term Incentive Plan and the award agreement evidencing any equity compensation awards granted under the Long-Term Incentive Plan, respectively, Executive was granted certain restricted stock unit awards of Class A common stock, par value $0.01 per share (“Restricted Company Stock”). As of December 31, 2015, 29,500 shares of Restricted Company Stock previously awarded to Executive shall vest in full and be non-forfeitable, and such shares shall be free of sales or other restrictions and shall be freely transferable by Executive. Any remaining unvested Restricted Company Stock units previously awarded to Executive are forfeited in their entirety.

(f)    Retirement Savings Plan. Executive acknowledges that she is not eligible to participate in the Company’s or any subsidiaries’ or affiliated entities’ Retirement Savings Plan following her termination of employment on the Separation Date. Notwithstanding the foregoing, nothing contained in this Section 3(f) or elsewhere in this Agreement shall divest or constitute a release or forfeiture of any accrued vested benefit or account in the Company’s, an affiliate’s or subsidiary’s Retirement Savings Plan or other qualified Executive benefit plan, as any interest Executive may have therein shall be governed by the appropriate plan and/or trust agreement. All employee contributions and employer matching contributions under the Company’s Retirement Savings Plan prior to and as of the Separation Date shall be fully vested on and as of the Separation Date.
(g)    No Duty to Mitigate. Executive shall not be under any duty or obligation to seek or accept any other employment following termination of Executive’s employment with the Company or its subsidiaries. The Company shall not be entitled to offset any other amount or liability owed by Executive to the Company against any benefit provided to Executive under this Agreement.
4.    Restrictive Covenants.
(a)    Covenants. The Executive previously agreed to the restrictive covenants contained in the Employment Agreement (collectively hereinafter referred to as the “Covenants”). For purposes of this Agreement, Covenants shall not include any non-competition restrictive covenants contained in Section 4 of the Employment Agreement (“Non-Compete Restrictions”). For the avoidance of doubt, the Non-Compete Restrictions are hereby waived by the Company.
(b)    Forfeiture of Benefits. The Executive acknowledges and agrees that the compensation and benefits provided under Sections 3(b) through 3(e) hereof are subject to the

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Executive’s continued compliance with the Covenants, and such compensation and benefits shall cease in the event of a final determination by a Court of competent jurisdiction, of a breach by the Executive of any provision of the Covenants, and such cessation of payments and benefits shall not reduce any monetary damages that may be available to the Company or its subsidiaries, as a result of such breach; provided, however, that nothing contained in this Agreement or the Release shall effect, reduce, or diminish the Executive’s rights under COBRA.
(c)    Enforcement/Remedies.
(i)    Executive acknowledges and agrees: (1) that her services to the Company or its subsidiaries and affiliates are unique, (2) that the restrictions in the Covenants are reasonable and necessary to protect the legitimate business interests of the Company, its subsidiaries and affiliates and will not preclude her from becoming gainfully employed following his termination of employment, (3) that any violation of any provision of the Covenants will irreparably injure the Company and its subsidiaries, (4) that in the event of such violation the Company shall be entitled to preliminary and permanent injunctive relief without proof of actual damages and to an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or its subsidiaries may be entitled.
(ii)    In the event any provision relating to the time period or scope of the confidentiality, non-disparagement or non-solicitation restrictions shall be declared by a court of competent jurisdiction to exceed the maximum time period or scope such court deems reasonable and enforceable, such time period or scope shall be deemed amended and reformed to the minimum degree necessary to be enforceable.
(iii)    Executive agrees that, if she is found upon final determination by a Court of competent jurisdiction to have breached any provision in the Covenants, then she shall be obligated to pay the reasonable attorney’s fees and expenses incurred by the Company or its subsidiaries to enforce its rights in connection with such breach.
(iv)    Company agrees that, if it is found upon final determination by a Court of competent jurisdiction to have breached any provision in this Agreement, then it shall be obligated to pay the reasonable attorney’s fees and expenses incurred by the Executive to enforce his rights in connection with such breach.
5.    Cooperation. Executive acknowledges that in the course of her employment with the Company or its subsidiaries, Executive has gained knowledge and experience and/or was a witness to events and circumstances that may arise in or relate to the Company’s or its subsidiaries’ defense or prosecution of current or subsequent proceedings. Following the Separation Date, Executive agrees to cooperate fully with the Company’s or its subsidiaries’ reasonable request as a witness and/or consultant in defending or prosecuting claims of all kinds, including but not limited to, any litigation, administrative actions or arbitrations. Such assistance following the Separation Date shall be furnished at mutually agreeable times and for mutually agreeable compensation, provided, however, that Executive shall not be entitled to compensation if the Company or its subsidiaries’ only request that Executive provide de minimis assistance to answer questions and transition her duties and day-to-day responsibilities not exceeding four (4) hours in any week during the period from the Separation Date through December 31, 2015.

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6.    Incentive Plan. Other than the Restricted Company Stock referenced in Section 3(e) herein, any awards under the Company’s Long-Term Incentive Plan, shall be governed by the terms of the appropriate plan and/or award agreement.
7.     On or before the Separation Date, Executive shall return to the Company all files, records, credit cards, keys, equipment, and all other Company property or documents maintained by Executive for the Company’s use or benefit.

8.    Miscellaneous.
(a)    Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflict of law principles. Further, for any dispute related to this Agreement, Executive and Company irrevocably submit to the exclusive jurisdiction of the Federal courts of the United States of America located in the Southern District of Texas, Houston Division, or the State District Courts of Texas located in Harris County, Texas. Executive and Company consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute.
(b)    Entire Agreement. This Agreement and the agreement referenced in Section 4 (a) herein, but only as to the Covenants, contain the entire agreement and understanding between the Parties hereto and supersede any prior or contemporaneous written or oral agreements, representations and warranties between them respecting the subject matter hereof.
(c)    Amendment. This Agreement may be amended only by a writing signed by Executive and by a duly authorized representative of the Company.
(d)    Tax Withholding. The Company or its subsidiaries may withhold from any benefits payable under this Agreement all federal, state, city or other taxes that will be required pursuant to any law or governmental regulation or ruling.
(e)    Assignability. The Company or its subsidiaries shall have the right to assign this Agreement and its rights hereunder, in whole or in part, including but not limited to Executive’s obligations under Sections 4(a) through 4(c) of this Agreement; provided, however, that no such assignment shall relieve the Company or its subsidiaries of their obligations to the Executive under this Agreement. Executive shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any amounts provided under this Agreement, and no payments or benefits due hereunder shall be assignable in anticipation of payment either by voluntary or involuntary acts or by operation of law.
(f)    Severability. If any term, provision, covenant or condition of this Agreement, or the application thereof to any person, place or circumstance, shall be held to be invalid, unenforceable or void, the remainder of this Agreement and such term, provision, covenant or condition as applied to other persons, places and circumstances shall remain in full force and effect.
(g)    Construction. The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement. The language in all parts of this Agreement shall be in all cases construed according to its fair meaning and not strictly for or against the Company, its subsidiaries or Executive.

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(h)    Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which together will constitute one document.
(i)    Rights Cumulative. The rights and remedies provided by this Agreement are cumulative, and the exercise of any right or remedy by either Party hereto (or by its successor), whether pursuant to this Agreement, to any other agreement, or to law, shall not preclude or waive its right to exercise any or all other rights and remedies.
(j)    Nonwaiver. No failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either Party hereto must be contained in a written instrument signed by the Party to be charged and, in the case of the Company, by an officer of the Company (other than Executive) or other person duly authorized by the Company.
(k)    Notices. Any notice, request, consent or approval required or permitted to be given under this Agreement or pursuant to law shall be sufficient if in writing, and if and when sent by certified or registered mail, with postage prepaid, to Executive’s residence (as noted in the Company’s or its subsidiaries’ records), or to such other address as Executive may from time to time designate in writing, or to the Company’s principal office, as the case may be.
(l)    Review of Communication. Executive shall be provided with an opportunity to review and approve any written communication made by the Company or its subsidiaries, regarding Executive’s separation from employment.
9.    Section 409A. Each payment under this Agreement, including each payment in a series of installment payments, is intended to be a separate payment for purposes of Treas. Reg. §1.409A-2(b), and is intended to be: (i) exempt from Section 409A of the Internal Revenue Code of 1986, the regulations and other binding guidance promulgated thereunder (“Section 409A”), including, but not limited to, by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4) and the involuntary separation pay exception within the meaning of Treas. Reg. §1.409A-1(b)(9)(iii), or (ii) in compliance with Section 409A, including, but not limited to, being paid pursuant to a fixed schedule or specified date pursuant to Treas. Reg. § 1.409A-3(a) and the provisions of this Agreement will be administered, interpreted and construed accordingly. The Company makes no representations that payments or benefits provided under the Agreement shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payments or benefits. If this Agreement fails to meet the requirements of Section 409A, neither the Company nor any of its affiliates shall have any liability for any tax, penalty or interest imposed on Executive by Section 409A, and Executive shall have no recourse against the Company or any of its affiliates for payment of any such tax, penalty or interest imposed by Section 409A.
[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date set forth below, but effective as of the Effective Date.

SPARK ENERGY, INC.	EXECUTIVE

By: /s/ Nathan Kroeker	By: /s/ Allison Wall

Name: Nathan Kroeker	Name: Allison Wall

Title: Chief Executive Officer	Date: 11/09/2015
Date: 11/09/2015

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EXHIBIT A

Dated: November 9, 2015
WAIVER AND RELEASE

Pursuant to the terms of my Separation and Release Agreement with Spark Energy, Inc. effective November 9, 2015 (the “Agreement”) and in exchange for the benefits provided in the Agreement to which I acknowledge I would not otherwise be fully entitled (the “Separation Benefits”), I hereby waive all claims against and release (i) Spark Energy, Inc. and its directors, officers, employees, members, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Company”), (ii) all of the affiliates (including all parent companies and all wholly or partially owned subsidiaries) of the Company and their directors, officers, employees, members, agents, insurers, predecessors, successors and assigns (collectively referred to as the “Affiliates”), (iii) the Company’s and its Affiliates’ employee benefit and incentive plans and the fiduciaries and agents of said plans (collectively referred to as the “Benefit Plans”); and (iv) the Company’s and its Affiliates’ equity incentive and equity investment plans and the fiduciaries and agents of said plans (collectively referred to as the “Equity Plans”) from any and all claims, demands, actions, liabilities and damages arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates other than benefits due pursuant to the Agreement and rights and benefits I am entitled to under the Benefit Plans or Equity Plans. (The Company, its Affiliates, the Benefit Plans and the Equity Plans are sometimes hereinafter collectively referred to as the “Released Parties.”)
I understand that signing this Waiver and Release is an important legal act. I acknowledge that I have been advised in writing to consult an attorney before signing this Waiver and Release. I understand that, in order to be eligible for the Separation Benefits, I must sign (and return to the Company) this Waiver and Release before I will receive the Separation Benefits. I acknowledge that I have been given at least twenty-one (21) days to consider whether to accept the Separation Benefits and whether to execute this Waiver and Release.
In exchange for the Separation Benefits, (1) I agree not to sue in any local, state and/or federal court regarding or relating in any way to my employment with or separation from employment with the Company and its Affiliates, and (2) I knowingly and voluntarily waive all claims and release the Released Parties from any and all claims, demands, actions, liabilities, and damages, whether known or unknown, arising out of or relating in any way to my employment with or separation from employment with the Company and its Affiliates, except to the extent that my rights are vested under the terms of any employee benefit plans sponsored by the Company and its Affiliates and except with respect to such rights or claims as may arise after the date this Waiver and Release is executed. This Waiver and Release includes, but is not limited to, claims and causes of action under: Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Pregnancy Discrimination Act of 1978; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the Fair Labor Standards Act; the Occupational Safety and Health Act; the Texas Labor Code §21.001 et. seq.; the Texas Labor Code; claims in connection with workers’ compensation, retaliation or “whistle blower” statutes; and/or contract, tort, defamation, slander, wrongful termination or any other state or federal regulatory, statutory or common law.

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Further, I expressly represent that no promise or agreement which is not expressed in this Waiver and Release has been made to me in executing this Waiver and Release, and that I am relying on my own judgment in executing this Waiver and Release, and that I am not relying on any statement or representation of the Company or its Affiliates or any of their agents. I agree that this Waiver and Release is valid, fair, adequate and reasonable, is with my full knowledge and consent, was not procured through fraud, duress or mistake and has not had the effect of misleading, misinforming or failing to inform me. I acknowledge and agree that the Company will withhold minimum amount of any taxes required by federal or state law from the Separation Benefits otherwise payable to me.
This Waiver and Release does not apply to any claims for unemployment compensation or any other claims or rights which, by law, cannot be waived, including the right to file an administrative charge or participate in an administrative investigation or proceeding; provided, however, that I disclaim and waive any right to share or participate in any monetary award resulting from the prosecution of such charge or investigation or proceeding.
Notwithstanding anything to the contrary in this Waiver and Release, I do not release and expressly retain (a) all rights to indemnity, contribution, and a defense, and directors and officers and other liability coverage that I may have under any statute, the bylaws of the Company or by other agreement; (b) the right to receive the Separation Benefits; (c) the right to enforce all obligations undertaken by the Company under this Agreement; and (d) the right to any, unpaid reasonable business expenses and any accrued benefits payable under any Company welfare plan or tax-qualified plan or other Benefit Plans.
I acknowledge that the Company’s provision of the Separation Benefits is not an admission by any one or more of the Released Parties that they engaged in any wrongful or unlawful act or that they violated any federal or state law or regulation. I acknowledge that neither the Company nor its Affiliates have promised me continued employment or represented to me that I will be rehired in the future. I acknowledge that my employer and I contemplate an unequivocal, complete and final dissolution of my employment relationship. I acknowledge that this Waiver and Release does not create any right on my part to be rehired by the Company or its Affiliates, and I hereby waive any right to future employment by the Company or its Affiliates.
I understand that for a period of seven (7) calendar days following the date that I sign this Waiver and Release, I may revoke my acceptance of this Waiver and Release, provided that my written statement of revocation is received on or before that seventh (7th) day by the Company’s Vice President, General Counsel, Gil M. Melman, 12140 Wickchester Lane, Suite 100, Houston, Texas 77079, facsimile number : (832) 320-2943, in which case the Waiver and Release will not become Separation. If I timely revoke my acceptance of this Waiver and Release, the Company shall have no obligation to provide the Separation Benefits to me. I understand that failure to revoke my acceptance of the offer within seven (7) calendar days from the date I sign this Waiver and Release will result in this Waiver and Release being permanent and irrevocable.
Should any of the provisions set forth in this Waiver and Release be determined to be invalid by a court, agency or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions of this Waiver and Release. I acknowledge that this Waiver and Release sets forth the entire understanding and agreement between me and the Company and its Affiliates concerning the subject matter of this Waiver and Release and supersedes any prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company or its Affiliates.

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I acknowledge that I have read this Waiver and Release, have had an opportunity to ask questions and have it explained to me and that I understand that this Waiver and Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Waiver and Release. By execution of this document, I do not waive or release or otherwise relinquish any legal rights I may have which are attributable to or arise out of acts, omissions, or events of the Company or its Affiliates which occur after the date of the execution of this Waiver and Release.

Allison Wall                             Nathan Kroeker/Gil Melman
Company’s Representative

/s/ Allison Wall                        11/09/2015
Signature                            Company’s Execution Date

11/09/2015
Signature Date

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